Exhibit 99.1


                 Rent-A-Center, Inc. Expects to Exceed
                High End of Current Earnings Guidance


    PLANO, Texas--(BUSINESS WIRE)--April 22, 2003--Rent-A-Center, Inc. (the "Company") (NASDAQ/NNM:RCII), the largest rent-to-own operator in the country, announced today that it expects to exceed the high end of its previously announced first quarter 2003 guidance of $1.37 per diluted share by approximately $0.04 to $0.05.

    "Our increased guidance is primarily a result of higher than anticipated same store sales of 6.2%, largely driven by increased merchandise sales due to income tax refunds that exceeded our expectations," commented Mr. Mark E. Speese, the Company's Chairman and Chief Executive Officer. "Furthermore, the rent-to-own market continues to have significant potential for new store development and continues to present acquisition opportunities due to industry fragmentation," Mr. Speese added. "In fact, we opened 20 new store locations in the first quarter of 2003 and acquired one new store in addition to the 295 stores acquired from Rent-Way in February 2003." Mr. Speese continued, "All of the Rent-Way stores have been fully integrated into our system, 176 have been merged with existing Rent-A-Center locations and 119 we kept as new store fronts."

    Rent-A-Center will host a conference call to discuss the first quarter financial results and other business updates on Tuesday morning, April 29, 2003, at 10:45 a.m. EST. For a live webcast of the call, visit http://investor.rentacenter.com. The web cast will be archived for a period of two weeks.

    Rent-A-Center, Inc., headquartered in Plano, Texas currently operates 2,547 company-owned stores in 50 states, Washington D.C. and Puerto Rico. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers, and furniture and accessories to consumers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchisor of 319 rent-to-own stores, 307 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

    This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new stores; the Company's ability to acquire additional rent-to-own stores on favorable terms; the Company's ability to enhance the performance of these acquired stores, including the stores acquired in the Rent-Way acquisition; the Company's ability to control store level costs; the Company's ability to realize benefits from its margin enhancement initiatives; the results of the Company's litigation; the passage of legislation adversely affecting the rent-to-own industry; interest rates; the Company's ability to collect on its rental purchase agreements; the Company's ability to effectively hedge interest rates on its outstanding debt; changes in the Company's effective tax rate; changes in the Company's stock price and the number of shares of common stock that the Company may or may not repurchase; the final reconciliation of the Company's books and records for the first quarter of 2003; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2002. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


    CONTACT: Rent-A-Center, Inc., Plano
             David E. Carpenter, 972/801-1214
             dcarpenter@racenter.com
                 or
             Robert D. Davis, 972/801-1204
             rdavis@racenter.com
                 or
             Mitchell E. Fadel, 972/801-1114
             mfadel@racenter.com
                 or
             Mark E. Speese, 972/801-1199
             mspeese@racenter.com